EXHIBIT 11

                              MODERN CONTROLS, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                      Three Months Ended
                                          March 31,
                                  --------------------------
                                     1998            1997
                                  ----------      ----------

BASIC


Average shares outstanding         6,444,698       6,412,084
                                  ==========      ==========


Net income                        $  499,570      $  960,257
                                  ==========      ==========


Basic per share amounts           $     0.08      $     0.15
                                  ==========      ==========




DILUTED


Average shares outstanding         6,444,698       6,412,084

Net effect of dilutive stock
options - based on the
treasury stock method                 75,955          40,163
                                  ----------      ----------

Total                              6,520,653       6,452,247
                                  ==========      ==========


Net income                        $  499,570      $  960,257
                                  ==========      ==========


Diluted per share amounts         $     0.08      $     0.15
                                  ==========      ==========